Exhibit 4.3

EXECUTION VERSION

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”) dated as of the 20th day of May, 2014, among Pentair Finance S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305 (the “Company”), Pentair Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (the “Initial Parent Guarantor”), Pentair Investments Switzerland GmbH, a Swiss Gesellschaft mit beschränkter Haftung (“SwissCo”), Pentair plc, an Irish public limited company (the “Successor Parent Guarantor”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company, the Initial Parent Guarantor and the Trustee have heretofore executed and delivered an indenture (the “Base Indenture”), dated as of September 24, 2012, providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series, supplemented by the (i) first supplemental indenture (the “First Supplemental Indenture”), dated as of September 24, 2012, among the Company, the Initial Parent Guarantor, Pentair, Inc., a Minnesota corporation (“Pentair”), and the Trustee, providing for the issuance of an aggregate principal amount of up to $350,000,000 of 1.875% Notes due 2017 (the “2017 Notes”), (ii) second supplemental indenture (the “Second Supplemental Indenture”), dated as of September 24, 2012, among the Company, the Initial Parent Guarantor, Pentair and the Trustee, providing for the issuance of an aggregate principal amount of up to $550,000,000 of 3.150% Notes due 2022 (the “2022 Notes”), (iii) third supplemental indenture (the “Third Supplemental Indenture”), dated as of November 26, 2012, among the Company, the Initial Parent Guarantor and the Trustee, providing for the issuance of an aggregate principal amount of up to $350,000,000 of 1.350% Senior Notes due 2015 (the “2015 Notes”), (iv) fourth supplemental indenture (the “Fourth Supplemental Indenture”), dated as of November 26, 2012, among the Company, the Initial Parent Guarantor and the Trustee, providing for the issuance of an aggregate principal amount of up to $250,000,000 of 2.650% Senior Notes due 2019 (the “2019 Notes”) and (v) fifth supplemental indenture (the “Fifth Supplemental Indenture” and, collectively with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”), dated as of December 18, 2012, among the Company, the Initial Parent Guarantor and the Trustee, providing for the issuance of an aggregate principal amount of up to $373,026,000 of 5.000% Senior Notes due 2021 (the “2021 Notes” and, collectively with the 2017 Notes, the 2022 Notes, the 2015 Notes and the 2019 Notes, the “Notes”) pursuant to an exchange offer for the 5.000% Senior Notes due 2021 of the Company’s subsidiary Pentair;

WHEREAS, the Initial Parent Guarantor and its subsidiaries intend to effectuate the following series of substantially simultaneous transactions in connection with a corporate restructuring: (i) the Company would become a wholly-owned subsidiary of SwissCo; (ii) the Initial Parent Guarantor would merge with and into the Successor Parent Guarantor with the Successor Parent Guarantor being the surviving entity; (iii) as a result of such merger, SwissCo would become a wholly-owned subsidiary of the Successor Parent Guarantor, and the Successor Parent Guarantor would assume the Initial Parent Guarantor’s obligations under the Guarantees (as defined in the Base Indenture) and (iv) SwissCo would become a guarantor under the Indenture;

WHEREAS, Section 10.01 of the Base Indenture provides, in part, that the Initial Parent Guarantor may merge with another Person provided that such Person shall expressly assume the obligations under the Guarantees (as defined in the Base Indenture) according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by the Initial Parent Guarantor;

WHEREAS, Section 9.01(b) of the Base Indenture provides that the Successor Parent Guarantor may execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Parent Guarantor shall assume the Initial Parent Guarantor’s obligations under the Notes and the Indenture on the terms and conditions set forth herein;

WHEREAS, Section 9.01(b) of the Base Indenture provides that the Company may add a guarantor by executing and delivering to the Trustee a supplemental indenture pursuant to which such new guarantor shall unconditionally guarantee certain of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”);

WHEREAS, in connection with the corporate restructuring, certain conforming changes need to be made to the Base Indenture to reflect the name, address and jurisdiction of organization of the Successor Parent Guarantor;

WHEREAS, Section 9.01(h) of the Base Indenture provides that the Company may make changes to the Base Indenture that do not adversely affect the rights of any Holder of the Notes in any material respect, such as the conforming technical changes described above; and

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee, the Company and the Initial Parent Guarantor are authorized to execute and deliver this Sixth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Initial Parent Guarantor, the Successor Parent Guarantor, SwissCo and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption of Obligations. Pursuant to, and in compliance and accordance with, Section 10.01 of the Base Indenture, by this Sixth Supplemental Indenture, from and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, the Successor Parent Guarantor expressly assumes the obligations under the Guarantees (as defined in the Base Indenture) according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by the Initial Parent Guarantor.

3. Substitution. Pursuant to Section 10.02 of the Base Indenture, from and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, the Successor Parent Guarantor shall succeed to, and be substituted for, the Initial Parent Guarantor, and may exercise every right and power of, the Initial Parent Guarantor under the Indenture with the same effect as if the Successor Parent Guarantor had been named as the Initial Parent Guarantor under the Indenture.

4. Agreement to Guarantee. From and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, SwissCo hereby agrees, jointly and severally, to unconditionally guarantee the Company’s (i) due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption or otherwise, and (ii) payment to the Trustee of all amounts owed to the Trustee under the Indenture (the obligations set forth in clauses (i) and (ii) of this Section 4 are collectively referred to herein as the “Guarantor Obligations”), in each case in accordance with and subject to the terms and conditions set forth in Article 15 of the Base Indenture (subject to the provisos below) and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture; provided that Article 15 of the Base Indenture, including, without limitation, the release provisions thereunder, shall apply to SwissCo mutatis mutandis; provided further, that for the avoidance of doubt, and notwithstanding the foregoing, SwissCo shall only guarantee (i) the Company’s obligations and (ii) the Company’s obligations only to the extent that such obligations constitute Guarantor Obligations under the Indenture and the Notes.

5. Merger. From and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, the following definition is hereby added to Section 1.01 of the Base Indenture in the appropriate alphabetical order:

“Merger” means the merger of Pentair Ltd. with and into Pentair plc with Pentair plc being the surviving entity.

6. Parent. From and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, the definition of “Parent” in Section 1.01 of the Base Indenture is hereby amended and restated in its entirety as follows:

“Parent” means Pentair plc until a successor entity shall have become such pursuant to Article X, and thereafter “Parent” shall mean such successor entity, except that any reference made to the Parent as of a specific date prior to consummation of the Merger shall refer to Pentair Ltd.

7. Notices. From and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, Section 13.03 of the Base Indenture is hereby amended to replace the name and address of Pentair Ltd. immediately after the phrase “If to Parent:” with the following name and address:

Pentair plc

P.O. Box 471

Sharp Street

Walkden

Manchester

M28 8BU

United Kingdom

8. Taxing Jurisdiction. From and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, Section 14.01 of the Base Indenture is hereby amended to add the phrase “, Ireland” immediately after the phrase “Luxembourg, Switzerland” appearing therein.

9. Notice of Merger. Promptly after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, the Company shall notify the Trustee in writing thereof.

10. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Guarantee, the Indenture or this Sixth Supplemental Indenture, or of any Note, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company, the Initial Parent Guarantor, the Successor Parent Guarantor or SwissCo or of any predecessor or successor Person, either directly or through the Company, the Initial Parent Guarantor, the Successor Parent Guarantor or SwissCo or any such predecessor or successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Guarantee, the Indenture and this Sixth Supplemental Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, organizers, shareholders, partners, members, officers, directors, managers or agents as such, of the Company, the Initial Parent Guarantor, the Successor Parent Guarantor or SwissCo or of any predecessor or successor Person, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Guarantee, the Indenture, this Sixth Supplemental Indenture or in the Notes or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, organizer, shareholder, partner, member, officer, director, manager or agent as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Guarantee, the Indenture, this Sixth Supplemental Indenture or in the Notes or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Notes.

11. Ratification of Indenture; Sixth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

12. New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SIXTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

13. Counterparts. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Sixth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

14. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

15. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Sixth Supplemental Indenture, (ii) the recitals contained herein, all of which recitals are made solely by the Company, the Initial Parent Guarantor, the Successor Parent Guarantor and SwissCo, (iii) the due execution hereof by the Company, the Initial Parent Guarantor, the Successor Parent Guarantor and SwissCo or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

16. Enforceability. Each of the Company, the Initial Parent Guarantor, the Successor Parent Guarantor and SwissCo hereby represents and warrants that this Sixth Supplemental Indenture is the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:

Pentair Finance S.A.

By:	/s/ Michael G. Meyer
	Name:	Michael G. Meyer
	Title:	Director

INITIAL PARENT GUARANTOR:

Pentair Ltd.

By:	/s/ Michael G. Meyer
	Name:	Michael G. Meyer
	Title:	Vice President, Treasurer

By:	/s/ Angela D. Lageson
	Name:	Angela D. Lageson
	Title:	Senior Vice President, General
Counsel and Secretary

SUCCESSOR PARENT GUARANTOR:

Pentair plc

By:	/s/ Angela D. Lageson
	Name:	Angela D. Lageson
	Title:	Director

Sixth Supplemental Indenture

(Pentair Finance S.A.)

S-1

GUARANTOR:

Pentair Investments Switzerland GmbH

By:	/s/ Mark C. Borin
	Name:	Mark C. Borin
	Title:	Managing Director

By:	/s/ Julien Lugon-Moulin
	Name:	Julien Lugon-Moulin
	Title:	Managing Director

Sixth Supplemental Indenture

(Pentair Finance S.A.)

S-2

TRUSTEE:

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

Sixth Supplemental Indenture

(Pentair Finance S.A.)

S-3